AML AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

         Arbor Fund (the "Trust") and Hancock Bank ("Hancock") are parties to an agreement dated as of the 31st day of May, 2000 (the "Agreement") under which Hancock performs certain transfer agency and/or recordkeeping services for certain Portfolios (as defined in the Agreement) of the Trust.

         In connection with the enactment of the USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively the "Act"), the Trust has adopted an Anti-Money Laundering ("AML") Program. The Trust, on behalf of the Portfolios, and Hancock agree to amend the Agreement to delegate to Hancock certain responsibilities in connection with the Act and the Trust's AML Program, as further set forth below.

1. Adoption of Program; Delegation to Hancock

(a) The Trust acknowledges that it is a financial institution subject to the Act and the Bank Secrecy Act (collectively, the "AML Acts"). The Trust has adopted, on behalf of the Portfolios, and agrees to comply with, a written AML Program and has appointed an AML Compliance Officer, each of which actions have been approved by the Board of Trustees of the Trust (the "Board"). Subject to delegation of certain responsibilities to Hancock, as provided below, the Trust's AML Program is reasonably designed to ensure compliance in all material respects with the AML Acts and applicable regulations adopted thereunder (the "Applicable AML Laws"), in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(b) The Trust, on behalf of the Portfolios, hereby delegates to Hancock the performance, on behalf of the Portfolios, of the services set forth in Schedule A to this Amendment (the "AML Services") with respect to the shareholder accounts maintained by Hancock pursuant to the greement (including, as and to the extent set forth in Schedule A, direct accounts; accounts maintained through FUND/SERV and Networking; and omnibus accounts); and, subject to the terms and conditions of the Agreement and this Amendment, Hancock accepts this delegation and agrees to perform the AML Services in accordance with the Trust's and Hancock's AML Programs and to cooperate with the Portfolios' AML Compliance Officer (as defined below) in the performance of its responsibilities hereunder.

(c) Notwithstanding this delegation, the Trust, on behalf of the Portfolios, shall maintain full responsibility for ensuring that its AML Program is and continues to be reasonably designed to ensure compliance with the Applicable AML Laws. Hancock shall maintain policies, procedures and internal controls that are consistent with the Trust's AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws and the Trust's AML Program.

(d) The Trust recognizes that the performance of the AML Service involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholders). the Trust authorizes Hancock to take such actions in the performance of the AML Services as Hancock deems appropriate and consistent with the Trust's AML Program and Applicable AML Laws.

2. Representations and Warranties; Documents and Information; Access

(a) The Trust represents and warrants that (i) the Trust has adopted a written AML Program, and has appointed an AML Compliance Officer for the Portfolios;
(ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board of Trustees of the Trust (the "Board"); and (iii) the delegation to Hancock of the AML Services has been approved by the Board.

(b) Hancock represents and warrants to the Trust that (1) the Trust has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients; (2) its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations under this Amendment; (3) it shall conduct (or have a third party conduct) an independent review of its AML Program at least annually and provide the report of such independent review to the Trust; (4) it shall maintain an ongoing training program with respect to its own personnel; and (5) it shall maintain an AML compliance officer to administer the servicing of those aspects of the Trust's AML Program that have been expressly delegated to Hancock.

(c) The Trust agrees to furnish Hancock with such information and documents as may be reasonably requested by Hancock from time to time to provide the AML Services. The Trust agrees to notify Hancock promptly about any known suspicious activities related to open accounts.

(d) Hancock agrees to furnish the Trust its written program concerning anti-money laundering services rendered by Hancock to its various clients. Hancock agrees to notify the Trust of any change to its anti-money laundering program that would materially impact the Trust's AML Program.

(e) Hancock shall grant reasonable access to each of the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by Hancock and related to the AML Services, and shall permit federal examiners to inspect Hancock for purposes of the Trust's AML Program. Hancock shall make its relevant personnel available to meet or speak with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

4. Expenses

In consideration of the performance of the foregoing duties, the Trust agrees to pay Hancock for the reasonable administrative expense and out of pocket costs that may be associated with such additional duties. The terms of the Agreement shall apply with respect to the payment of such expense in the same manner and to the same extent as any other expenses incurred under the Agreement.

5. Miscellaneous

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreement bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement, as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Section and paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE ARBOR FUND
ON BEHALF OF THE PORTFOLIOS                 HANCOCK BANK AND TRUST


By:  /s/ William E. Zitelli                 By:  /s/ Clifton J. Saik
     -------------------------------             ------------------------------
Name:  William E. Zitelli                   Name:  Clifton J. Saik
Title:  VP                                  Title:  Executive Vice President

                                   SCHEDULE A

                                  AML SERVICES

With respect to the beneficial ownership of, and transactions in, shares in the Portfolios for which Hancock maintains the applicable shareholder information, Hancock shall:

(a) Review and submit all shareholder financial and non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all shareholder accounts upon changes to such database.

(b) Screen all shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c) Monitor shareholder accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's and Hancock's AML Programs.

(d) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust's and Hancock's AML Programs and in accordance with the Act and OFAC.

(e) If and to the extent required by applicable law, ensure that shareholder accounts are not opened until shareholders have been properly identified, their identifying information has been verified, and all reasonable and practicable steps have been taken in accordance with applicable law to ensure that such shareholder's funds are not derived from any illicit activity.

(f) Follow the Portfolios' policy, which may change from time to time, with respect to the acceptance of cash equivalents, including 3rd party checks.

(g) Follow the Portfolios' policy on accounts held by non-US persons.

(h) Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's and Hancock's AML Programs, and make the same available for inspection by (i) the AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the director of the AML Compliance Officer.

Note: In the event that Hancock detects suspicious activity or a "positive" hit as a result of the foregoing procedures, which necessitates the filing by Hancock of a suspicious activity report, or other similar report or notice to FinCEN or to OFAC, then Hancock shall also immediately notify the AML Compliance Officer, unless prohibited by applicable law.